Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of September 30, 2024. The following table provides a breakdown of the major components of our Net Asset Value as of September 30, 2024 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $443,803)	$457,754
Cash and cash equivalents	266,233
Other assets	13,553
Other liabilities	(20,256)
Distribution payable	(4,888)
Accrued performance fee	(1,860)
Management fee payable	(177)
Net Asset Value	$710,359
Number of outstanding shares	27,081,528

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of September 30, 2024 ($ in thousands, except shares and per share data):

Net Asset Value per share	Series I A-II Shares	Series I F-I Shares	Series I V Shares	Series I E Shares	Series II A-II Shares	Series II F-I Shares	Series II V Shares	Series II E Shares	Total
Monthly Net Asset Value	$173,236	$17,351	$1	$104	$506,545	$12,864	$1	$257	$710,359
Number of outstanding shares	6,620,665	665,975	40	3,949	19,289,153	491,959	40	9,747	27,081,528
Net Asset Value per share as of September 30, 2024	$26.17	$26.05	$25.00	$26.22	$26.26	$26.15	$25.00	$26.32